EXHIBIT 10.29

     AMENDED CORNING INCORPORATED
2005 EMPLOYEE EQUITY PARTICIPATION PROGRAM

1. PURPOSE AND EFFECTIVE DATE

     a) Purpose. The Corning Incorporated 2005 Employee Equity Participation Program (the “Program” or “2005 Program”), as amended, is intended to benefit the shareholders of Corning Incorporated (“Corning” or “the Corporation”) by providing a means to attract, retain and reward key executives, managerial and technical employees (including officers and employees who are directors) and other persons who, while not employees, provide substantial advice or other assistance or services to the Corporation and its subsidiaries (all the foregoing individuals, collectively, are referred to as “employees”). No non-employee member of the Corporation’s Board of Directors (the “Board”) shall be eligible to participate in the Program. The award of shares, or options to purchase shares of the Corporation’s Common Stock, par value $.50 per share (“Corning Common Stock” or “Shares”), is designed to increase the recipient’s proprietary interest in the Corporation’s success; provide incentive compensation opportunities that are competitive with those of other similar companies; and more closely align the recipient’s interests with the interests of shareholders of the Corporation. The 2005 Program shall consist of two plans: (a) the 2005 Stock Option Plan and (b) the 2005 Incentive Stock Plan (collectively, the “Plans”).

     b) Effective Date. The Program shall become effective on the date it is approved by the affirmative vote of a majority of the votes cast at Corning’s 2005 Annual Meeting of Shareholders (the “Effective Date”) and will continue until May 1, 2010. No shares may be optioned or awarded and no rights to receive shares may be granted after the expiration of the 2005 Program.

2. ADMINISTRATION

     a) Committee. The Program shall be administered by a Committee, appointed by the Board (the “Committee”), which shall consist of no less than three of its members, all of whom shall be “outside directors” as such term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and “non-employee directors” as such term is defined in Rule 16b-3 under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Act”). The Committee shall select periodically the executive, managerial, technical and other employees who shall participate in the Program and the extent of their participation in any particular Plan under the Program and shall report such selections and levels of participation to the Board of Directors. The Committee may delegate certain responsibilities and powers with respect to matters not involving officers or non-employees of the Corporation to any executive officer or officers selected by it, except that only the Committee may grant awards or options to non-employees. The Committee may revoke any such delegation at any time.

     b) Powers and Authority. The Committee’s powers and authority include, but are not limited to, the ability to: select employees, including employees of any subsidiary of the Corporation (or other similar entity in which the Corporation has an ownership interest of at least 50%) or other entity which is not a subsidiary but as to which the Corporation possesses a direct or indirect ownership interest and has power to exercise management control, to receive awards under the Program; determine the types and terms and conditions of all awards granted, including performance and other earnout and/or vesting contingencies; permit transferability of options to eligible third parties; interpret the Program’s provisions; and administer the Program in a manner that is consistent with its purpose (including the power to authorize an executive officer of the Corporation to make grants and awards under the Program within limits prescribed by the Committee).

     c) Share Valuation. Awards denominated or made in Shares shall use as the per share price the closing price of Corning Common Stock on the New York Stock Exchange on the applicable date, or if Shares are not traded on such date, such closing price on the next day on which such Shares are traded. The applicable date shall be the day on which the award is granted (or other relevant transaction occurs).

     d) No Repricing, Cancellation, or Re-Grant of Stock Options or Stock Appreciation Rights. Except as provided for in Section 3(d) (relating to adjustment of Shares), the per share exercise price of any stock option or stock appreciation right may not be decreased after the grant of the award, and a stock option or stock appreciation right may not be surrendered as consideration in exchange for the grant of a new award with a lower per share exercise price.

3. SHARES SUBJECT TO THE PROGRAM AND ADJUSTMENTS

     a) Shares Available for Delivery. The Shares subject to options, grants or incentive stock rights under the Program shall be Corning Common Stock, either authorized but unissued or issued and held in treasury or such other securities as may be issued by the Corporation in substitution therefor. Subject to Section 3(d), the total amount of Shares which may be (i) sold pursuant to options granted under the 2005 Stock Option Plan and (ii) granted, or issued pursuant to incentive stock rights awarded under the 2005 Incentive Stock Plan (subject to the additional share limit set forth in Section 3(b)), shall not exceed the following:

     (i) the sum of:

(A)	The actual number of Shares remaining available for option or grant under the 2000 Employee Equity Participation program, plus

(B)	An additional number of Shares, which when added to the actual total number of Shares remaining available in Section 3(a)(i)(A) above, shall not exceed 115,000,000 Shares in total;

     (ii) The following Shares granted under the 1994 Employee Equity Participation Program, the 1998 Program, and the 2000 Program (collectively referred to as the “Prior Programs”) or the 2005 Program shall be made available for subsequent grants or awards under the 2005 Program:

(A)	Shares that are forfeited or expire for any reason,

(B)	Shares that are canceled without delivery; and

(C)	Shares covered by an award (or portion of an award) that is settled in cash.

     (iii) The following shall increase the maximum number of Shares available for option or grant under the Program:

(A)	Shares issued or options granted through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Corporation acquiring, merging or consolidating with another entity; and

(B)	Shares that are unallocated and available for grant under a stock plan assumed by the Corporation in connection with the merger, consolidation, or acquisition of another entity by the Corporation and/or its subsidiaries, based on the applicable exchange ratio.

     b) Other Program Limits. Subject to Section 3(d), the following additional maximums are imposed under the Program in addition to the overall limit of Shares under the Program as described in section 3(a)(i) above:

     (i) The maximum number of Shares that may be issued in conjunction with stock options intended to comply with Section 422 of the Code (“Incentive Stock Options”) shall be 50,000,000;

     (ii) The maximum number of Shares that may be issued in conjunction with the 2005 Incentive Stock Plan, as set forth in Section 6 below, shall be 32,000,000 calculated as set forth in Section 3(a) above;

     (iii) The maximum aggregate number of Shares that may be granted to any one individual pursuant to Sections 5 and 6 with respect to stock awards not subject to the performance goals of Section 8 shall not exceed 7,000,000 Shares over the life of the Program; and

     (iv) The maximum annual stock and/or cash award (determined at the date of grant) for any performance period intending to qualify under Section 162(m) of the Code that may be made to any one individual is $15,000,000.

     c) Payment Shares. Subject to the limitations on the number of Shares that may be delivered under the Program overall and as set forth in Section 3(a) above, without regard to the Program limits as set forth in Section 3(b), the Committee may, in addition to granting awards under Sections 5 and 6, use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Corporation or its subsidiaries.

     d) Adjustments for Corporate Transactions.

     (1) If the Committee determines that a corporate transaction has affected the price per share of Corning Common Stock such that an adjustment or adjustments to outstanding awards are required to preserve (or prevent enlargement of) the benefits or potential benefits intended at the time of grant, then the Committee shall in such manner as the Committee deems equitable, adjust: (i) the number and kind of Shares which may be delivered under the Program pursuant to Sections 3(a) and 3(b); (ii) the number and kind of Shares subject to outstanding awards; and (iii) the exercise price of outstanding stock options and stock appreciation rights (but in no event below the equivalent of the fair market value of the Shares on the date of grant). For purposes of this subsection (d)(1) a corporate transaction shall include any stock dividend, stock split, recapitalization split-up, spin-off or other similar occurrence.

     (2) In all events not specifically covered under Section 3(d)(1) or in the event that the Corporation is not the surviving company in a merger, consolidation or amalgamation with another company, or in the event of a liquidation or reorganization of the Corporation, and in the absence of the surviving corporation’s assumption of outstanding awards made under the Program, the Committee may provide for appropriate adjustments and/or settlements of such grants either at the time of grant or at a subsequent date. The Committee may also provide for adjustments and/or settlements of outstanding awards as it deems appropriate and consistent with the Program’s purpose.

4. TYPES OF AWARDS

     a) General. An award may be granted singularly or in combination with another award or awards. Awards may not, however, be granted in tandem whereby exercise or vesting of one award held by a participant cancels another award held by the participant. Awards shall be evidenced by agreements in such form as the Committee may from time to time approve and contain the terms set forth below and such other terms not inconsistent therewith. The types of awards that may be granted under the Program include:

     (i) Stock Option. A stock option, granted under the 2005 Stock Option Plan as set forth in Section 5 below, represents a right to purchase a specified number of Shares during a specified period at a price per share that is not less than 100% of the per share amount stipulated by Section 2(c).

     (ii) Stock Appreciation Right. A stock appreciation right is a right to receive, upon exercise of the right, an amount equal to the excess of the fair market value on the date of exercise of each Share to which the exercise relates over the exercise price specified in the right being exercised. Payment shall be made solely in Corning Common Stock having a fair market value equal to the amount determined under the preceding sentence. Stock appreciation rights are granted under the 2005 Stock Option Plan as set forth in Section 5 below.

     (iii) Stock Award. A stock award is a grant of Shares or of a right to receive Shares (or their cash equivalent or a combination of both) in the future awarded under the 2005 Incentive Stock Plan as set forth in Section 6 below. The award may be subject to such conditions, restrictions and contingencies as the Committee shall determine. Such conditions, restrictions and contingencies may include continuous service and/or the achievement of performance goals established by the Committee as set forth in Section 8 of the Program consistent with the requirements for deductibility of payments under Section 162(m) of the Code.

     (iv) Cash Award. A cash award is a right denominated in cash or cash units to receive a cash payment under the 2005 Incentive Stock Plan set forth in Section 6 below, based on the attainment of pre-established performance goals or to a minimum restriction and/or forfeiture period and such other conditions, restrictions and contingencies as the Committee may determine. The performance goals to be used by the Committee for such awards shall be those as set forth in Section 8 of the Program consistent with the requirements for deductibility of payments under Section 162(m) of the Code.

5. 2005 STOCK OPTION PLAN

     a) General. The Committee may from time to time grant options, including, but not limited to, performance-based stock options and Incentive Stock Options to purchase Shares. No stock option shall be outstanding for more than 10 years. The Committee may also provide that options may not be exercised in whole or in part for any period or periods of time. Incentive Stock Options may be granted only to participants who are employees and, the aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by any participant during any calendar year (under all Incentive Stock Option plans of the Corporation or any parent or subsidiary of the Corporation) shall not exceed $100,000. The Shares covered by a stock option may be purchased by means of a cash payment or such other means as the Committee may from time to time permit, including (i) tendering (either actually or by attestation) Shares valued using the market price set forth in Section 2© at the time of exercise and (ii) authorizing a third party to sell Shares (or a sufficient portion thereof) acquired upon exercise of a stock option and to remit to the Corporation a sufficient portion of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise. Only for performance-based stock options and Incentive Stock Options granted before February 28, 2003, the Committee may establish rules permitting a participant paying the purchase price of an option in already-owned, freely transferable, unencumbered Shares to receive new options to purchase Shares at the then current market price for the same number of Shares surrendered upon exercise of the original option and payment of related withholding taxes. In no circumstance will the Shares subject to the new option granted be exercisable within twelve months of the date of exercise of the original option or have a life beyond that of the original option.

     b) Stock Appreciation Rights. The Committee may grant stock appreciation rights which permit a participant to receive Corning Common Stock in an amount equal to the excess of the fair market value on the date of exercise of the Shares to which the exercise relates over the exercise price of the rights being exercised. The longest term a stock appreciation right may be outstanding shall be ten years.

     c) Assignments. Options are not assignable or transferable except for limited circumstances such as death and, with the consent of the Committee, to certain family members to assist with estate planning.

     d) Rights of Participants. A participant shall have no rights as a shareholder with respect to Shares covered by an option until the date of the issuance or transfer of the Shares to him following exercise and only after such Shares are fully paid. No adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance or transfer, except as provided in Section 3(d).

6. 2005 INCENTIVE STOCK PLAN

The Committee may from time to time award Shares of Incentive Stock or “incentive stock rights” to eligible employees, subject to such conditions, restrictions and contingencies as the Committee shall determine.

     a) “Incentive Stock” shall be Corning Common Stock awarded pursuant to the terms of the 2005 Incentive Stock Plan.

     b) An “incentive stock right” shall, subject to the terms, conditions and limitations of this Section 6, give the holder thereof the right to receive in consideration of services performed for, but without payment of cash to, the Corporation such Shares, cash or a combination of the two as the Committee may determine.

     c) The Committee shall from time to time select, and report to the Board of Directors, (i) the individual employees who are to receive Shares of Incentive Stock or incentive stock rights, or a combination thereof, (ii) the number of Shares of Incentive Stock a designated employee is to receive, either directly or upon maturation of an incentive stock right, (iii) whether ownership of, or any portion of, such Shares of Incentive Stock is to be vested in the designated employee without the possibility of forfeiture or other restrictions at the time of the Committee’s action or at one or more specified dates in the future, (iv) whether ownership of such, or any portion of such, Shares of Incentive Stock is to be vested in the designated employee at the time of the Committee’s action, but subject to the possibility of forfeiture or other restrictions, and (v) the specific dates from the date of the Committee’s award over which the possibility of forfeiture or other restrictions are to lapse.

     d) Dividends and Dividend Equivalents. An award may contain the right to receive dividends or dividend equivalent payments, which shall vest and shall be paid at the same time that the underlying Incentive Stock vests and is paid. Any crediting of dividends or dividend equivalents or reinvestment in Shares prior to vesting shall be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credit amounts in share equivalents.

     e) The Committee may determine the minimum restriction and/or forfeiture period for Shares awarded to participants. Notwithstanding the above, Incentive Stock or incentive stock rights subject to performance-based criteria shall have a minimum vesting period of at least one (1) year and those that are time-based without any performance-based criteria shall have a vesting period extending at least three (3) years after the original date of grant. In the normal course of operating the Program, and in the absence of a regulatory, legislative or other significant event that might make such action desirable, the Committee shall not accelerate vesting of Incentive Stock or incentive stock rights to periods shorter than the minimum vesting periods described above for both performance-based and time-based Shares.

7. PAYMENTS

Where the Plan permits discretion in the method of payment, a participant’s awards or options may be settled through cash payments, the delivery of Shares, and/or the granting of awards or options, or any combination thereof, as the Committee shall determine. Any award or option settlement may be subject to such conditions, restrictions and contingencies as the Committee shall determine. Neither payments nor the recognition of any income under the Plan may be deferred beyond the end of the year when payments are due or the income would normally be recognized.

8. PRE-ESTABLISHED PERFORMANCE GOALS

The performance goals that may be used by the Committee shall be: operating profits (including EBITDA), net profits, cash flow, earnings per share, profit returns and margins, revenues, shareholder return and/or value, stock price, return on capital, return on assets, market value or economic value added, and working capital. Performance goals may be measured solely on a corporate, subsidiary, division, or business unit basis, or a combination thereof. Performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Nevertheless, the Compensation Committee may choose different performance measures for executive officers if the shareholders otherwise approve, if tax laws or regulations change so as not to require shareholder approval of different measures in order to deduct the related cash or stock payment for federal income tax purposes or if the Compensation Committee determines that it is in the Corporation’s best interest to grant awards not satisfying the requirements of Section 162(m) or any successor law. Profits, earnings and revenues used for any performance goal measurement shall exclude: gains or losses on operating asset sales or dispositions; asset write-downs; litigation or claim judgments or settlements; accruals for historic environmental obligations; effect of changes in the tax law or the tax rate on deferred tax liabilities; accruals for reorganization and restructuring programs; uninsured catastrophic property losses; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial performance appearing in the Corporation’s annual report to shareholders for the applicable year. For awards under this Program intended to be “performance-based compensation,” the grant of the awards and the establishment of the performance measures shall be made during the period required under Code Section 162(m).

9. PROGRAM AMENDMENT AND TERMINATION

     a) Amendments. The Board may amend the Program, or either Plan thereunder, as it deems necessary and appropriate to better achieve the Program’s purposes; provided, however, that (i) the limitations set forth in Sections 3(a) and 3(b) cannot be increased , (ii) the minimum stock option and stock appreciation right exercise prices set forth in Section 2(c) cannot be reduced below fair market value and (iii) any material revision (as defined by then applicable listed company rules of the New York Stock Exchange) to the Program cannot become effective without shareholder approval . With the consent of the employee affected, the Committee may amend outstanding agreements evidencing awards under the Program in a manner not inconsistent with the terms of the Program or either of its Plans.

     b) Program Suspension and Termination. The Board may suspend or terminate the Program or either of its Plans at any time. Any such suspension or termination shall not of itself impair any outstanding option or award granted under the Program or a participant’s rights regarding such option or award.

10. TAX WITHHOLDING

All distributions under the Program are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any Shares or other benefits under the Program on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the participant, through the surrender of Shares which the participant already owns, or through the surrender of Shares to which the participant is otherwise entitled under the Program.

11. CANCELLATION AND REPAYMENT

Notwithstanding anything in the Program to the contrary, the Committee may, in its sole discretion, in the event of a breach of contract or a serious breach of conduct by an employee or former employee (including, without limitation, any conduct prejudicial to or in conflict with the Corporation or its subsidiaries), or any activity of any employee or former employee in competition with any of the businesses of the Corporation or any subsidiary,

     a) cancel any outstanding award granted to such employee or former employee, in whole or in part, whether or not vested, and/or

     b) if such conduct or activity occurs within two years (or such shorter period as the Committee, in its discretion, may determine) before or after the exercise or payment of an award, require such employee or former employee to repay to the Corporation any gain realized or payment received upon the exercise or payment of such award (with such gain or payment valued as of the date of exercise or payment).

Such cancellation or repayment obligation shall be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in Shares or cash or a combination thereof (based upon the fair market value of Shares on the day prior to the date of payment and the Committee may provide for an offset to any future payments owed by the Corporation or any subsidiary to the employee or former employee if necessary to satisfy the repayment obligation. The determination of whether an employee or former employee has engaged in a breach of contract or a serious breach of conduct or any activity in competition with any of the businesses of the Corporation or any subsidiary shall be determined by the Committee in good faith and in its sole discretion.

12. MISCELLANEOUS

     a) Termination of Employment and Death. The Committee may establish rules regarding stock grants and awards in the event of termination of employment by reason of death, total and permanent disability, retirement, spin-off or similar event.

     b) No Individual Rights. No person shall have any claim or right to be granted an award under the Program or either of its Plans. Neither the Program nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or to perform services for the Corporation or any subsidiary or related entity. The right to terminate the employment of or performance of services by any Program participant at any time and for any reason is specifically reserved to the employing entity.

     c) Interpretation. The Committee’s interpretation and construction of any provisions of the Program or of either of its Plans or any right, option or award granted or contract executed under the Program or Plans shall be final unless otherwise determined by the Board of Directors, which determination shall be final. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith.

     d) Unfunded Program. The Program and each Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Program shall not establish any fiduciary relationship between the Corporation and any participant or beneficiary of a participant.

     e) Other Benefit and Compensation Programs. Unless otherwise specifically determined by the Committee, settlements of awards received by participants under the Program shall not be deemed a part of a participant’s regular, recurring compensation for purposes of calculating payments or benefits from any of the Corporation’s benefit plans or severance program. The Corporation may adopt other compensation programs, plans or arrangements as it deems appropriate.

     f) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Program. The Committee shall determine whether cash shall be paid in lieu of any fractional Shares.

     g) Governing Law. The validity, construction and effect of the Program and any award, agreement or other instrument issued under it shall be determined in accordance with the laws of the State of New York without reference to principles of conflict of law.

     IN WITNESS WHEREOF, the Corporation has caused this document covering the Program and its Plans, as amended, to be executed by its duly authorized officer to be effective October 4, 2006.

/s/ John P. MacMahon
John P. MacMahon
Vice President - Global Compensation & Benefits